Exhibit No. 21

Subsidiaries of the Registrant

The following is a complete and accurate list of all subsidiaries of the Company, the state or other jurisdiction of their incorporation or organization and other names, if any, under which they conduct business.

Name of Entity	State or Other Jurisdiction of Incorporation or Organization	Other Names Under Which It Conducts Business
Juhl Energy Development, Inc.[1]	Minnesota	Juhl Wind (f/k/a)

Juhl Energy Services, Inc.[2]	Minnesota	None
f/k/a DanMar & Associates, Inc.

Next Generation Power Systems, Inc.	South Dakota	None

Juhl Renewable Assets, Inc.[3]	Delaware	None
f/k/a Juhl Wind Asset Investment, Inc. and
f/k/a Juhl Wind Project Lending, Inc.

Juhl Renewable Energy Systems, Inc.	Delaware	PVPower

Power Engineers Collaborative, LLC	Illinois	None

1Juhl Energy Development, Inc. owns 100% of Winona Wind Holdings, LLC

2Juhl Energy Services, Inc. owns 100% of Juhl Tower Services, Inc. (a Delaware corporation)

3Juhl Renewable Assets, Inc. owns 100% of 5045 Wind Partners, LLC (an Iowa limited liability company) which in turn owns 100% of (i) Windwalkers, LLC (an Iowa limited liability company) and (iiI) Roeder Family Wind Farm, LLC (an Iowa limited liability company)

Juhl Renewable Assets, Inc. also holds a significant interest in the following entities:

Woodstock Hills, LLC (a Delaware limited liability company)

Juhl Valley View, LLC (a Delaware limited liability company)